UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
October 11, 2012

Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31648	74-2806888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3500 College Boulevard Leawood, Kansas	66211
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code: (913) 327-4200

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 11, 2012, Euronet Worldwide, Inc. (the "Company") exercised its right to increase the aggregate commitments under its senior secured revolving credit facility by $125 million. In the process, additional financial institutions were added as lenders under the credit agreement (the "Credit Agreement"). Borrowing capacity under the senior secured revolving credit facility increased from $275 million to $400 million, and the Company remains entitled to increase its revolving borrowing capacity by an aggregate amount not greater than $80 million. All other terms of the Credit Agreement remain unchanged. In connection with the $125 million increase, we executed a commitment increase agreement (the "Commitment Increase Agreement").

The foregoing description of the Commitment Increase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Increase Agreement, which is filed as Exhibit 10.1 hereto.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01, "Entry into a Material Definitive Agreement," are hereby incorporated by reference into this Item 2.03.

ITEM 7.01 Regulation FD Disclosure.

On October 12, 2012, the Company announced that it exercised its right to increase the borrowing capacity under its senior secured revolving credit facility from $275 million to $400 million. The press release is attached hereto as Exhibit 99.1.
In accordance with General Instruction B.2. of Form 8-K, the information furnished under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly stated by specific reference in such filing.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits
Exhibit 10.1 - Commitment Increase Agreement dated October 11, 2012
Exhibit 99.1 - Press Release dated October 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.

By:	/s/ Rick L. Weller
Rick L. Weller
Chief Financial Officer
Date: October 12, 2012